Exhibit 1.3

                              700,000 Shares

                      WORLDWIDE FOREST PRODUCTS, INC.

                             SELLING AGREEMENT


, 1996

Dear Sirs:


     We have purchased or agreed to purchase, subject to the terms and conditions of our Underwriting Agreement with Worldwide Forest
Products' Inc.
(the "Company") an aggregate of 700,000 Shares (the "Shares") of the Company's
Securities as described below. The offering is more fully described in the
Prospectus.

     The public offering price of the Shares is $    per Share.

     The Shares are being offered for sale, when, as if delivered to and
accepted by us as Underwriter and subject to the approval of our counsel and
to the other terms and conditions hereof, to selected dealers at the public
offering price thereof less a concession (which may be changed)
not in excess
of $    per Unit, payable as hereinafter provided. No deduction
from this
concession will be made for expenses other than for the cost incurred in advancing funds on your behalf due to your failure to deliver your check in payment of your portion of the Shares in the type of funds and on the date specified in this Agreement. Dealers to whom Shares are sold in accordance with this Agreement (the "Dealers") may re-allow a concession not in excess of
$ per Unit, to brokers or dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or to foreign banks, dealers or institutions not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which agree to make no sales within the United
States, its territories or possessions or to persons who are citizens thereof or residents therein and in making sales to comply with the NASD's interpretation with respect to freeriding and withholding. Dealers with our
consent as Underwriter may sell Shares to Dealers at the public offering price thereof or at such price less all or part of the concession to Dealers.
Dealers may not sell Shares at less than the public offering price except to persons who have entered into an agreement with us in this form.

     We are advising you by telegram or by fax of the number of Shares reserved for purchase by you. Applications for Shares in excess of the amount so reserved will be received only subject to allotment by us in our discretion.

     We have been advised by the Company that a Registration Statement in respect of the Shares has become effective under the Securities Act of 1933, as amended (the "Securities Act"). Neither you nor any other person is authorized by the Company or by us to give any information or make any representation other than those contained in the Prospectus in connection with the sale of the Shares. No dealer is authorized to act as agent for us or the
Company when offering the Shares to the public or otherwise.

     You may offer the Shares on the public offering date subject to the foregoing and to the conditions of the Underwriting Agreement referred to above. Additional copies of the Prospectus will be supplied in reasonable quantities upon request.

     Payment for Shares purchased by you is to be made at such office as we may designate at the public offering price, on 1996, or at such later date as we may advise, ("Closing Time") by certified or official bank check in New
York Clearing House funds payable to the order of Castle
Securities Corp.
against delivery of certificates for the Shares. The concession to which you shall be entitled will be paid to you upon the termination of this Agreement.
If you are a participant of The Depository Trust Company we may, in our discretion, deliver your Shares through their facilities.

     This Agreement will terminate 30 days after the date hereof but, upon notice to you, may be extended by us for an additional period or periods not exceeding in the aggregate 30 days or may be terminated by us at any time.

     In connection with any purchase or sale of any of the Shares with respect to which a selling concession, discount or allowance is received or granted by you, you agree ( i
) to comply with Section 2740 of the Conduct Rules of the NASD and (ii) if you are not a member of the NASD to comply, as though you were a member, with the provisions of Sections 2730 and 2750 of such Conduct
Rules and to comply with Section 2420 thereof as that section applied to a non-member broker or dealer in a foreign country.

     In the event that prior to the termination of this Agreement (or prior to such earlier date as we may determine) we purchase or contract to purchase for our syndicate account, in the open market or otherwise, or receive against any such purchaser or contract to purchase, any Shares theretofore delivered to you, we reserve the right to withhold the above-mentioned concession to
Dealers on such Shares if sold to you at the public offering price, or if such concession has been allowed to you through your purchase at a net price, you agree to repay such concession upon our demand, plus, in each case, brokerage commissions and transfer taxes paid in connection with such purchase or contract to purchase.

     You represent that you have not effected and will not effect any transactions in violations of the provisions of Rule lOb
-6 under the
Securities Exchange Act of 1934 applicable to this offering and you agree that you will not, until the completion of the distribution by you of the Shares which you acquire pursuant to this Agreement, bid for, purchase, sell or deal in, or attempt to induce others to purchase Shares, other Shares of Common
Stock, Warrants or options to purchase Shares or other Shares of Common Stock of the Company, Warrants or any security convertible or exchangeable for
Shares of Common Stock of the Company except ( i
) as provided in this Agreement
and the Underwriting Agreement or otherwise approved by us, (ii) in brokerage transactions not involving solicitation of the customer's order and (iii) in connection with option and option related transactions which are consistent with the "no-action" positions set forth in Release No. 34-17609 under the
Exchange Act. An opening uncovered writing transaction in options to acquire
Shares, other Shares of Common Stock or Warrants for your account or for the account of a customer shall be deemed, for purposes of the preceding sentence, to be a sale of Shares, other Common Stock, or Warrants which is not unsolicited. The term "opening uncovered writing transaction" means an opening sale transaction where the seller intends to become a writer of an option to purchase any Shares, other Shares of Common Stock or Warrants which it does not own or have the right to acquire upon exercise of conversion or option rights.

     You agree to advise us from time to time upon request, prior to the termination of this Agreement, of the number of Shares purchased by you hereunder remaining unsold and you will, upon our request, sell to for us, such number of unsold Shares as we may designate, at the public offering price less an amount to be determined by us not in excess of the concession to
Dealers.

     Notwithstanding the termination of this Agreement or the distribution of any amount to you, you agree to pay your proportionate share of any claim, demand or liability asserted against you and the other Dealers to whom Shares are sold in accordance with the terms of this Agreement or any of them, or against us as Underwriter, based on any claim that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case your proportionate share of any expense incurred in defending against any such claim, demand or liability.

    As Underwriter, we shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering. We shall not be under any liability to you, except for lack of good faith and for obligations expressly assumed by us in this Agreement; provided, however, that nothing in this sentence shall be deemed to relieve us from any liability imposed by the Securities Act.

     You agree for a period of 25 days after the effective date of the
Registration Statement, or until completion of the public offering of the
Shares, whichever is later, to provide a copy of the Prospectus to any person making a written request therefor.

     This offer of Shares to Dealers is made in each jurisdiction only by us as we may lawfully sell the Shares to Dealers in such jurisdiction. Upon application to us, we will inform you as to the jurisdictions in which we believe the Shares have been qualified for sale under the respective securities or "blue sky" laws of such jurisdictions. You understand and agree that compliance with securities or "blue sky" laws in each jurisdiction where you shall offer or sell any of the Shares shall be your sole responsibility and that we assume no responsibility as to the eligibility of the Shares for sale or your right to see Shares in any jurisdiction.

     Please advise us whether or not you agree to purchase all of any part of the Shares reserved for you and, if you so agree, please confirm your purchase by signing in the manner indicated on the following page and returning to us the duplicate copy of this letter enclosed herewith.

                                   Very truly yours,


                                   Castle Securities Corp.
                                   Acting on behalf of itself as
                                   Underwriter

                                   By:

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